Cibus Reports Third Quarter Financial Results and Provides Business Update

Rice herbicide-tolerance traits performed well in Latin American field trials and are now being tested by customer Interoc in its own varieties

Initiated the manufacturing process for initial two biofragrance products; biofragrance program represents an estimated $100 million peak annual revenue opportunity with eight products currently identified for potential commercialization

Year-to-date cash used in operating activities down approximately 19% year-over-year; continues to anticipate exiting 2026 at approximately $35 million annualized net cash usage run rate

SAN DIEGO, November 12, 2026 – Cibus, Inc. (Nasdaq: CBUS) (the "Company"), a technology company that uses biology to produce sustainable ingredients and helps farmers grow more food with fewer inputs, today announced its financial results for the quarter ended September 30, 2026, and provided a business update. Management will host a conference call and webcast today at 4:30 p.m. ET.

Management Commentary

Craig Wichner, Chief Executive Officer of Cibus, commented, "Three months ago I described three ways our platform creates value: platform programs that generate revenue today, royalties as our traits reach acres, and partnerships that deepen over time. Each of these moved closer this quarter. We received requests from our customer for larger quantities of two biofragrance products to advance their product development. Our Rice traits performed well in Latin American field trials and are now being tested where it counts, in our customer Interoc's own varieties in its own fields. Further, a second partner-funded crop program, Mustard in India, began work in the quarter."

Third Quarter and Recent Business Update

The following summarizes Cibus' commercial, regulatory, and corporate progress during the third quarter and through the date of this release.

Priority Pipeline Traits and Programs

•Weed Management (HT1 and HT3) in Rice
◦The traits are now in field testing in customer Interoc's own Rice varieties, planted in Ecuador in late September 2026, with results expected in the first quarter of 2027.
◦Both traits performed well in 2026 Latin American field trials in test varieties, planted in April with results received in August 2026. These trials also produce the data customers need to expand herbicide labels to Rice carrying Cibus' traits.

◦Cibus continues to advance toward a definitive commercialization agreement with Interoc. Such an agreement would give Interoc the right to sell commercializable seed carrying Cibus traits in its markets and would pay Cibus a royalty on the acres planted with seed carrying its traits with initial commercial launch as early as 2028.
◦Cibus has seven Rice seed-company customers across Latin America and the United States. Latin America is the primary driver of near-term royalty revenue. Latin America represents the bulk of the roughly $200 million annual addressable royalty opportunity Cibus has estimated for its Rice trait portfolio across an estimated 5-7 million peak addressable acres.
◦Cibus is preparing a trait regulatory dossier for authorization to import gene-edited Rice trait material into Brazil, and is continuing discussions with participants in the Indian Rice market.
◦In the United States, the launch is paired with Albaugh's herbicide-registration timeline, and current planning targets a 2029 or 2030 U.S. launch.

•Sustainable Ingredients Program (Partially partner-funded)
◦Generating revenue under the Company's collaboration agreements and continuing a commercial ramp-up phase with its consumer-products partner.
◦Cibus' initial biofragrances are produced in proprietary yeast and extracted after fermentation, rather than pumped from petroleum or harvested at scale from plants.
◦When fully commercialized and assuming an eight-ingredient portfolio, the Company believes its biofragrance business could represent up to approximately $100 million in peak annual revenue. Cibus is now operating under, and these potential peak annual revenues reflect, a direct-sales model rather than the previously-assumed royalty model.
◦The partner has confirmed that both of the Company's first two biofragrance ingredients are approved for use in its products.
◦Initiated manufacturing process for the Company's anticipated biofragrance production runs.
◦Cibus presented additional biofragrances to its partner and subsequently, larger quantities of two of these additional biofragrances have been requested to advance their product development.
◦The Company's partner continues to evaluate the Company's additional fragrance ingredients, which are in development using the Company's proprietary technology and process.
◦Continuing to advance a sustainable ingredients program in Soybean, partially funded by a consumer packaged goods partner.

Global Regulatory Landscape

Select Jurisdictions	Status	Significance for Cibus
United States	Regulated as conventional breeding; USDA-APHIS has determined that Cibus traits are not "regulated articles" subject to its biotechnology regulations	Clear regulatory path to commercialize; supports targeted U.S. Rice launch
United States (FDA)	Completed review of the Company's altered-lignin Alfalfa trait and issued a letter stating it has no further questions	An independent clearance from a second U.S. agency; supports the Company's Alfalfa program with its licensee
European Union
In June 2026, following conclusion of trilogue negotiations in December 2025, the European Union approved legislation generally treating crops improved through precise genomic edits with genetic changes comparable to those achievable through conventional breeding (no foreign DNA added) on the same basis as conventionally bred crops; herbicide tolerant plants and plants engineered to produce insecticidal substances are excluded from this regulatory treatment.
Recognition by one of the world's most stringent markets; supports disease-resistance and pod-shatter programs
Ecuador and Peru
Ecuador confirmed HT1 and HT3 Rice traits equivalent to conventional breeding and subject to the same regulations as conventional seed; Peru established guidelines for a case-by-case technical framework in which gene-edited products lacking foreign DNA are scientifically evaluated for possible exclusion from its Modified Living Organism (MVO) classification, and products excluded from that classification fall outside the country's GMO moratorium.
Supports LATAM Rice launch targets
England	Precision Bred Organisms framework in place	Enables field advancement of Canola / Oilseed Rape programs

Corporate and Industry Progress

•Capital discipline and operational efficiency: Continue to anticipate exiting 2026 at an annual net cash usage run-rate of approximately $35 million. During 2026 the Company implemented several initiatives to structurally reduce its cost base, including resource reallocations as well as workforce reductions, consolidating its laboratory activities at its primary Nancy Ridge facility in San Diego, and a review of all corporate and back-office functions that lowered support-function costs, reduced spending on consultants and other external vendors, and tightened controls over travel and other discretionary expenditures. The Company also implemented several initiatives aimed at efficiency and productivity gains, including simplifying its legal-entity structure, improving integration of its financial systems, and increased use of technology and AI-enabled tools where appropriate.
•Cash used in operating activities was $9.3 million for the three months ended September 30, 2026. Net cash used in operating activities was $30.2 million for the nine months ended September 30, 2026, compared to $37.2 million in the year-ago period, an improvement of approximately $7.0 million, or approximately 19%.
•Cost structure and capital allocation review: As previously discussed, the Company conducted a review of its cost structure and capital allocation. That review reinforced the Company's focus on the programs with the clearest near-term commercial opportunities, Sustainable Ingredients and Rice, while preserving targeted investment in programs that management believes could create significant longer-term value, including nutrient-use efficiency and disease resistance. The Company intends to limit incremental growth investments to its highest-priority opportunities and to manage those investments within its cash usage objectives.
•Partner- and government-funded programs: In the third quarter of 2026 the Company began invoicing under a new partner-funded research program for Indian Mustard, recognized in revenue. Non-operating income for the quarter included grant funding for the Light Leaf Spot research program in the United Kingdom and a grant supporting its Soybean work.

Opportunity Pipeline Traits and Programs (Available for Partnership)

Cibus has demonstrated regeneration of whole plants from single cells in nine crops on its platform: Rice, Canola/Winter Oilseed Rape, Wheat, Flax, Peanut, Potato, Sugar Beet, Cassava, and Alfalfa; additional crops such as Soybean and Indian Mustard are in development. Cibus is actively developing traits in five crops: Rice, Canola/Winter Oilseed Rape, Soybean, Alfalfa, and Indian Mustard. Because Cibus' operational platforms are already built, a program in any of these crops can begin with trait work in those platforms rather than with years of platform development. Cibus' work helps position partners to establish market leadership for their crops.

•India (Mustard): In September 2026, Cibus announced an agreement with Crystal Crop Protection Limited to develop gene-edited traits in Mustard (Brassica juncea), which

Crystal Crop will evaluate and potentially commercialize in India. India grows more Mustard than any other country, Mustard is almost a third of its domestic oilseed production, and India imports more than half of the edible oil it consumes; Indian Mustard yields run roughly a third below those of the leading producing countries. India's National Mission on Edible Oils, launched in 2024, targets nearly doubling the country's oilseed harvest by 2030-31 and names genome editing among the tools to get there. In the third quarter of 2026 Cibus began work toward regenerating whole plants from single cells of Crystal Crop's own Mustard varieties, the step every new crop goes through to establish a crop platform using Cibus' Direct BreedingSM system.
•Nutrient-Use Efficiency (Root Microbe Symbiosis): The trait targets how a plant's roots take up fertilizer, the whole package rather than nitrogen alone, with potential application across Rice, Wheat, and Canola. Cibus has prepared multiple edited Canola seed lines, with their unedited parent, for transfer to the John Innes Centre for evaluation. The transfer, previously expected in the third quarter of 2026, is now expected in the fourth quarter of 2026. The Centre will evaluate the trait in spring oilseed rape under a sponsored research agreement, and Cibus is beginning the same edit in Rice.
•Canola: Light Leaf Spot is one of the most damaging diseases of the United Kingdom's oilseed rape crop, costing growers an estimated £300 million in 2022 alone (a particularly severe outbreak year), and the fungicides that controlled it are losing their efficacy. A consortium of farmers, breeders and research institutes, funded in part through DEFRA's Farming Innovation Programme, chose Cibus to make the resistance edit in elite winter oilseed rape, and that work is advancing on schedule. Pod shatter reduction prevents seed pods from splitting open and dropping their seed before harvest. Following three years of UK field trials in customer germplasm, Cibus filed a notification with DEFRA during the third quarter of 2026 for the release of its precision bred pod-shatter-reduction plants and received approval for trial planting in England under the Precision Bred Organisms framework. Cibus' second-generation Canola herbicide tolerance trait, which gives growers another option against hard-to-control weeds in Canola, confirmed tolerance to its target herbicide in 2026 field trials at three locations, although drought limited yield data to one location.
•Soybean: Continuing to build toward an expected operational platform, which would also support the Company's sustainable ingredients program. During the quarter, Cibus validated editing reagents for that program, the step before attempting additional Soybean plant editing.
•Alfalfa: The Company's improved-quality Alfalfa trait is licensed to a third party for commercialization in the United States.

Expected Milestones for Priority Pipeline Traits and Programs

Cibus intends to report ordinary course development progress and achievements in connection with its quarterly reporting process. Status of the 2026 milestone targets presented in August 2026, and the most significant development and commercial milestone targets for the next period:

•Weed Management (HT1 and HT3) in Rice:
◦Continued expansion of existing, and developing new, customer relationships with Rice seed companies across the U.S., LATAM, and India during the course of 2026: Cibus continues to maintain its existing seven customers across the U.S. and LATAM while discussions with potential new customers are continuing, including in Brazil and India.
◦Expand discussions with additional Rice seed companies in additional Latin American countries, such as Brazil (with support from RTDC) and Argentina: ongoing, with initial focus on Brazil; the trait regulatory dossier for Brazil is in preparation.
◦Explore new opportunities with support from RTDC and AgVayā in the large Indian Rice market: ongoing.
◦Develop definitive commercialization agreements for at least one of the existing Latin American Rice seed partners: the Company continues to advance negotiation of a definitive commercialization agreement with Interoc.
◦Upcoming additional milestones: Results of trait testing in Interoc's varieties are expected in the first quarter of 2027. Completion of 2026 U.S. demonstration trials is expected in the fourth quarter of 2026. Cibus will pursue definitive agreements with additional Latin American Rice partners in 2027.

•Sustainable Ingredients:
◦Expect additional scale-up orders of the Company's initial biofragrances in the second half of 2026: not yet received. Expect further development of other fragrances in 2026: ongoing; partner review of the next ingredients in the fourth quarter.

•Other programs:
◦Transfer of edited Canola material: Cibus has completed multiple edited seed lines regarding Nutrient-Use Efficiency (Root Microbe Symbiosis) for the John Innes Centre; material transfer agreements expected to be entered into in the fourth quarter of 2026.

Third Quarter 2026 Financial Results

•Cash position: Cash and cash equivalents as of September 30, 2026, was $10.7 million. Taking into account the impact of implemented cost saving initiatives, and without giving effect to potential financing transactions that Cibus may pursue from time-to-time, Cibus expects that existing cash and cash equivalents is sufficient to fund planned operating expenses and capital expenditure requirements into early in the first quarter of 2027, reflecting current cash usage expectations.

•Research and development (R&D) Expense: R&D expense was $7.9 million for the quarter ended September 30, 2026, compared to $10.8 million in the year-ago period. The decrease of $2.9 million is primarily due to a $1.5 million decrease in personnel-

related expenses primarily resulting from lower headcount, a $0.9 million decrease in facilities-related expenses primarily resulting from cost reduction initiatives, including the closure of the Oberlin facility and wind-down of operations at the Roseville, Minnesota facility, and a $0.4 million decrease in product development and lab supply costs primarily resulting from a streamlined focus and prioritization of development programs and lower headcount.

•Selling, general, and administrative (SG&A) expense: SG&A expense was $5.4 million for the quarter ended September 30, 2026, compared to $5.3 million in the year-ago period. The increase of $0.1 million is primarily due to a $0.1 million increase in facilities-related expenses primarily resulting from relocating equipment from the Roseville, Minnesota facility and a $0.1 million increase in professional fees, which is primarily the result of a $0.4 million increase from a litigation liability reduction in the prior-year period, partially offset by a $0.3 million decrease from cost reduction initiatives. These increases are partially offset by a $0.2 million decrease in personnel-related expenses primarily resulting from lower headcount.

•Royalty liability interest expense - related parties: Royalty liability interest expense - related parties (non-cash) was $9.8 million for the quarter ended September 30, 2026, compared to $9.0 million in the year-ago period. The increase of $0.8 million is due to the recognition of interest expense on the accumulating Royalty Liability balance.

•Non-operating income, net: Non-operating income, net was $0.4 million for the quarter ended September 30, 2026, compared to a nominal amount in the year-ago period. The increase of $0.4 million is primarily driven by grant income recognized for research work performed by Cibus.

•Net loss: Net loss was $21.9 million for the quarter ended September 30, 2026, compared to $24.3 million in the year-ago period.

•Net loss per share of Class A common stock: Net loss per share of Class A common stock was $0.29 for the quarter ended September 30, 2026, compared to net loss per share of Class A common stock of $0.44 in the year-ago period. The decrease of $0.15 in net loss per share of Class A common stock is primarily driven by the $2.4 million decrease in net loss drivers described above and a year-over-year increase in weighted average shares outstanding.

Conference Call and Webcast Information

Cibus will host a live webcast, Thursday, November 12, 2026, at 4:30 p.m. Eastern Time to discuss its third quarter 2026 financial results and provide a year-to-date business update for 2026. The conference call can be accessed live over the phone by dialing 1-833-419-0865 or for international callers by dialing 1-785-838-9333. The conference ID is "CIBUS". A replay of the call will be available through Thursday, November 26, 2026, by dialing 1-844-512-2921 or for international callers by dialing 1-412-317-6671; the passcode is 11162667.

A live audio webcast of the call will be available under "Events & Presentations" in the Investor section of the Company's website, investor.cibus.com. An archived webcast will be available on the Company's website for 90 days after the event.

How Cibus does it

Cibus starts with a seed company's best existing varieties and makes precise improvements, often several at once, to a single cell from those varieties. It then grows that cell into a full plant carrying the new traits. The seed company keeps the variety it spent years perfecting; Cibus adds the improvements and licenses them back. Cibus' changes are precise edits to the plant's own genes, with no foreign DNA added, which is what separates them from transgenic GMOs. Cibus traits like disease resistance, and pod shatter reduction in Canola and Oilseed Rape, are generally expected to qualify for conventional-breeding treatment in key jurisdictions.

About Cibus

Cibus (Nasdaq: CBUS) is a technology company that helps farmers grow more food with fewer inputs. Using its proprietary platform, Cibus improves a seed company's best crop varieties by making precise changes to the plant's own genes, with no foreign DNA added, then licenses those improvements back to the customer in exchange for royalties. Cibus is not a seed company. Cibus calls its platform Direct BreedingSM. It develops crop traits at a fraction of the time and cost of conventional breeding, with a focus on higher yields, better quality, and reduced chemical use. For more information, visit www.Cibus.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of applicable securities laws, including The Private Securities Litigation Reform Act of 1995. All statements, other than statements of present or historical fact included herein, including statements regarding Cibus' operational and financial performance, Cibus' market opportunities, Cibus' liquidity and capital resources, the implementation and execution of cost savings initiatives, Cibus' strategy, future operations, prospects, and plans, including the anticipated integration into partner pipelines, implementation of commercial agreements, receipt of commercial revenues and additional funding and the achievement of commercial milestone targets, are forward-looking statements. Cibus' assessment of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement. Because this involves such risks and uncertainties, the Company could use its available capital resources sooner than it currently expects. Forward-looking statements may be identified by words such as "anticipate," "believe," "intend," "expect," "plan," "scheduled," "could," "would" and "will," or the negative of these and similar expressions.

These forward-looking statements are based on the current expectations and assumptions of Cibus' management about future events, which are based on currently available information. These forward-looking statements are subject to numerous risks and uncertainties, many of which are difficult to predict and beyond the control of Cibus. Cibus' actual results, level of activity, performance, or achievements could be materially different than those expressed, implied, or anticipated by forward-looking statements due to a variety of factors, including, but not limited to: Cibus' acute need for additional near-term funding to finance its activities and challenges in obtaining additional capital on acceptable terms, or at all; changes in expected or existing competition; challenges to Cibus' intellectual property protection and unexpected costs associated with defending intellectual property rights; increased or unanticipated time and resources required for Cibus' platform or trait product development efforts; Cibus' reliance on third parties in connection with its development activities, including reliance on partner-funding and/or support for the advancement of its Sustainable Ingredients program; challenges associated with Cibus' ability to effectively license its productivity traits and sustainable ingredient products; the risk that farmers do not recognize the value in germplasm containing Cibus' traits or that farmers and processors fail to work effectively with crops containing Cibus' traits; delays or disruptions in the Company's platform or trait product development efforts, particularly insofar as they affect the Company's strategic priority programs; challenges that arise in respect of Cibus' production of high-quality plants and seeds cost effectively on a large scale; Cibus' dependence on distributions from Cibus Global, LLC to pay taxes and cover its corporate and overhead expenses; regulatory developments that disfavor or impose significant burdens on gene editing processes or products; Cibus' ability to achieve commercial success or to effectively negotiate commercial agreements; commodity prices and other market risks facing the agricultural sector; technological developments that could render Cibus' technologies obsolete; changes in macroeconomic and market conditions, including inflation, supply chain constraints, and rising interest rates; dislocations in the capital markets and challenges in accessing liquidity and the impact of such liquidity challenges on Cibus' ability to execute on its business plan; the Company's assessment of the period of time through which its financial resources will be adequate to support operations; and other important factors discussed in the "Risk Factors" section of Cibus' Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on March 17, 2026, as may be updated from time-to-time in Cibus' subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements.

In addition, the forward-looking statements included in this press release represent Cibus' views as of the date hereof. Cibus specifically disclaims any obligation to update such forward-looking statements in the future, except as required under applicable law. These forward-looking statements should not be relied upon as representing Cibus' views as of any date subsequent to the date hereof.

CIBUS CONTACTS:

INVESTOR RELATIONS
Jeff Sonnek
jeff.sonnek@icrinc.com

MEDIA RELATIONS
Colin Sanford
colin@bioscribe.com
203-918-4347

CIBUS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in Thousands, Except Par Value and Share Amounts)

	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$10,710	$9,923
Accounts receivable	—	503
Prepaid expenses and other current assets	2,541	1,643
Total current assets	13,251	12,069
Property, plant, and equipment, net	4,299	6,300
Operating lease right-of-use assets	20,387	21,557
Intangible assets, net	30,315	31,679
Goodwill	232,516	232,516
Other non-current assets	715	926
Total assets	$301,483	$305,047
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$5,423	$8,070
Accrued expenses	1,995	1,946
Accrued compensation	2,803	3,061
Deferred revenue	7	536
Current portion of notes payable	547	435
Current portion of operating lease obligations	3,069	2,731
Class A common stock warrants	42	79
Total current liabilities	13,886	16,858
Notes payable, net of current portion	32	93
Operating lease obligations, net of current portion	28,242	29,783
Royalty liability - related parties	263,362	234,923
Other non-current liabilities	1,631	1,561
Total liabilities	307,153	283,218
Stockholders’ equity (deficit):
Class A common stock, $0.0001 par value; 210,000,000 shares authorized; 76,949,430 shares issued and 76,634,354 shares outstanding as of September 30, 2026, and 54,604,232 shares issued and 54,325,852 shares outstanding as of December 31, 2025	13	11
Class B common stock, $0.0001 par value; 90,000,000 shares authorized; no shares issued and outstanding as of September 30, 2026, and December 31, 2025	—	—
Additional paid-in capital	920,174	882,171
Class A common stock in treasury, at cost; 293,232 shares as of September 30, 2026, and 193,195 shares as of December 31, 2025	(2,328)	(2,141)
Accumulated deficit	(923,559)	(858,251)
Accumulated other comprehensive income	30	39
Total stockholders’ equity (deficit)	(5,670)	21,829
Total liabilities and stockholders’ equity (deficit)	$301,483	$305,047

CIBUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in Thousands, Except Share and Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue:
Revenue	$800	$615	$3,475	$2,582
Total revenue	800	615	3,475	2,582
Operating expenses:
Research and development	7,913	10,784	25,136	34,811
Selling, general, and administrative	5,393	5,269	15,890	21,776
Goodwill impairment	—	—	—	20,950
Total operating expenses	13,306	16,053	41,026	77,537
Loss from operations	(12,506)	(15,438)	(37,551)	(74,955)
Royalty liability interest expense - related parties	(9,843)	(9,030)	(28,439)	(26,075)
Other interest income, net	44	158	183	383
Non-operating income, net	368	1	516	417
Loss before income taxes	(21,937)	(24,309)	(65,291)	(100,230)
Income tax (expense) benefit	(4)	6	(17)	(23)
Net loss	$(21,941)	$(24,303)	$(65,308)	$(100,253)
Net loss attributable to noncontrolling interest	—	(762)	—	(4,454)
Net loss attributable to Cibus, Inc. stockholders	$(21,941)	$(23,541)	$(65,308)	$(95,799)
Basic and diluted net loss per share of Class A common stock	$(0.29)	$(0.44)	$(0.89)	$(2.21)
Weighted average shares of Class A common stock outstanding – basic and diluted	76,893,302	52,925,776	72,993,318	43,264,590

CIBUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in Thousands)

	Nine Months Ended September 30,
	2026	2025
Operating activities
Net loss	$(65,308)	$(100,253)
Adjustments to reconcile net loss to net cash used in operating activities:
Royalty liability interest expense - related parties	28,439	26,075
Goodwill impairment	—	20,950
Depreciation and amortization	3,452	4,629
Stock-based compensation	4,590	6,363
Loss on disposal of assets, net	4	84
Change in fair value of liability classified Class A common stock warrants	(37)	(467)
Other	7	45
Changes in operating assets and liabilities:
Accounts receivable	503	437
Prepaid expenses and other current assets	(227)	659
Accounts payable	(1,064)	210
Accrued expenses	63	3,511
Accrued compensation	(266)	(674)
Deferred revenue	(534)	(5)
Right-of-use assets and lease obligations, net	(35)	1,130
Other assets and liabilities, net	214	135
Net cash used in operating activities	(30,199)	(37,171)
Investing activities
Proceeds from sales of property, plant, and equipment	43	—
Purchases of property, plant, and equipment	(73)	(492)
Net cash used in investing activities	(30)	(492)
Financing activities
Proceeds from issuances of securities	37,409	50,100
Costs paid related to issuances of securities	(5,562)	(2,202)
Payment of taxes related to restricted stock units withheld from employees	(187)	(71)
Repayments of financing lease obligations	—	(113)
Repayments of notes payable	(637)	(608)
Net cash provided by financing activities	31,023	47,106
Effect of exchange rate changes on cash and cash equivalents	(7)	10
Net increase in cash and cash equivalents	787	9,453
Cash and cash equivalents – beginning of period	9,923	14,433
Cash and cash equivalents – end of period	$10,710	$23,886